Exhibit 99.2

SUPPLEMENTAL FINANCIAL INFORMATION

Alcoa and subsidiaries

Net Income and EPS Information (unaudited)

(in millions, except per-share amounts)

	Net Income			Diluted EPS
	2Q03	1Q03	2Q02	2Q03	1Q03	2Q02
GAAP Net income	$216	$151	$232	$0.26	$0.17	$0.27
Cumulative effect of accounting change	—	47	—	—	.06	—
Discontinued operations—operating (income) loss	—	(3)	5	—	—	.01
Discontinued operations—loss on divestitures	11	—	—	.01	—	—

GAAP Income from continuing operations	$227	$195	$237	$0.27	$0.23	$0.28

Special items (2):
Restructurings	12	(3)	—	0.01	—	—
(Gain)loss on divestitures	(10)	—	—	(0.01)	—	—

Income from continuing operations excluding charges for restructurings and divestitures (1)	$229	$192	$237	$0.27	$0.23	$0.28

Average diluted shares outstanding				847	846	852

(1) Alcoa believes that income from continuing operations excluding charges for restructurings and divestitures is a measure that should be presented in addition to income from continuing operations determined in accordance with GAAP. The following matters should be considered when evaluating this non-GAAP financial measure:

•	Alcoa reviews the operating results of its businesses excluding the impacts of restructurings and divestitures. Excluding the impacts of these charges can provide an additional basis of comparison. Management believes that these charges are unusual in nature, and would not be indicative of ongoing operating results. As a result, management believes these charges should be considered in order to compare past, current, and future periods.

•	The economic impacts of the restructuring and divestiture charges are described in the footnotes to Alcoa’s financial statements. Generally speaking, charges associated with restructurings include cash and non-cash charges and are the result of employee layoff, plant consolidation of assets, or plant closure costs. These actions are taken in order to achieve a lower cost base for future operating results.

•	Charges associated with divestitures principally represent adjustments to the carrying value of certain assets and liabilities and do not typically require a cash payment. These actions are taken primarily for strategic reasons as the company has decided not to participate in this portion of the portfolio of businesses.

•	Alcoa’s growth over the last five years, and the onset of the manufacturing recession led to the aforementioned charges in 2001 and 2002. Before the start of the current manufacturing recession, Alcoa last recorded charges associated with restructuring and divestitures in 1997.

•	Restructuring and divestiture charges are typically material and are considered to be outside the normal operations of a business. Corporate management is responsible for making decisions about restructurings and divestitures.

•	There can be no assurance that additional restructurings and divestitures will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both income from continuing operations determined under GAAP as well as income from continuing operations excluding restructuring and divestiture charges.

(2) Special items totaled $15 of income for the second quarter before taxes and minority interests. The amount is comprised of adjustments to the estimated proceeds on several businesses to be divested that resulted in net gains, and was offset by additional layoff charges primarily for businesses serving the aerospace and primary metals markets. After tax and minority interests, special items amounted to a loss of $2 in the quarter.